Exhibit 99.1

Solaris Oilfield Infrastructure, Inc. Announces First Quarter 2017 Results

First Quarter 2017 Highlights

•                  Record net income of $4.8 million, Adjusted EBITDA of $6.1 million and revenue of $10.3 million

•                  Record 2,627 revenue days; 138% increase year-over-year and up 23% versus fourth quarter 2016

•                  Added five proppant management systems to the rental fleet; total of 35 systems at quarter-end

HOUSTON, June 12, 2017 (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), a leading manufacturer and provider of patented mobile proppant management systems for oil and natural gas well sites, today reported financial results for the first quarter 2017, as further described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission (the “SEC”) earlier today.

Financial Review

Solaris’ first quarter 2017 financial results were at the top of the range of the preliminary estimate provided in the Company’s final prospectus dated May 11, 2017, filed with the SEC on May 15, 2017.

Net income increased to $4.8 million for first quarter 2017, from a net loss of $(0.1) million in first quarter 2016 and net income of $3.0 million in fourth quarter 2016.

Adjusted EBITDA was $6.1 million for the quarter, up $5.3 million from first quarter 2016 and an increase of $2.0 million compared to fourth quarter 2016. A description of Adjusted EBITDA and a reconciliation to net income, its most directly comparable GAAP measure, is provided below.

Revenues were $10.3 million for the quarter, an increase of $7.2 million, or 228%, compared to first quarter 2016, and an increase of $3.0 million, or 42%, compared to fourth quarter 2016. Customer demand for our systems has risen due to increased well completion activity and more proppant being used, on average, per well.

During first quarter 2017, the Company generated 2,627 revenue days, the combined number of days that its systems earned revenues during the quarter, a 138% increase from first quarter 2016, and up 23% compared to fourth quarter 2016.

Capital Expenditures

Driven by strong customer demand, the Company invested $7.6 million in capital equipment during first quarter 2017 to construct additional proppant systems and develop enhancements to its systems’ capabilities. These investments help address rising customer demand and are expected to drive future earnings and cash flow growth for Solaris.

Solaris’ Chief Executive Officer Greg Lanham commented, “Our strong start to 2017 was driven by continued demand from our premier customer base that resulted in a record 2,627 revenue days during the quarter. Our systems’ demonstrated value and our team’s execution strength has led to the continued adoption of our technology. We are manufacturing additional systems to help our customers drive last mile logistics efficiencies, enhance well site proppant management, deliver critical supply chain information and improve overall economics.”

Initial Public Offering and Liquidity

On May 17, 2017, Solaris successfully closed its initial public offering (“IPO”) of 10.1 million shares of Class A common stock at a public offering price of $12.00 per share. Solaris raised $113.9 million in proceeds, net of underwriting discounts and commissions, from the IPO and used a portion of the proceeds to repay all outstanding indebtedness under the Company’s credit facility. To further increase liquidity and financial flexibility, the Company amended its credit agreement, increasing the size of its undrawn revolving facility to $20.0 million.

These actions during second quarter 2017 have enhanced the Company’s financial position since the end of the first quarter. As of March 31, 2017, the Company had $1.8 million in cash, total availability under its credit facility of $8.5 million and $2.9 million of funded debt, of which $2.5 million was indebtedness under the credit facility.

Operational Outlook

Solaris currently has 41 systems in its rental fleet, all of which are deployed with customers. The Company expects to deliver four systems to the rental fleet in June and end the second quarter with 44 systems in the fleet.

Presentation

This press release presents historical results, for the periods presented, of Solaris Oilfield Infrastructure, LLC, the predecessor of Solaris Oilfield Infrastructure, Inc. for financial reporting purposes. The financial results of Solaris have not been included in this press release as it is a newly incorporated entity and had not engaged in any business or other activities during the periods presented. Accordingly, these historical results do not purport to reflect what the results of operations of Solaris would have been had the IPO and related transactions occurred prior to such periods. For example, these historical results do not reflect the attribution of net income to non-controlling interests or the provision for corporate income taxes on the income attributable to Solaris that Solaris expects to recognize in future periods.

Conference Call

The Company will host a conference call to discuss its first quarter 2017 results on Tuesday, June 13, 2017 at 7 a.m. Central Time (8 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (866) 807-9684. To join the conference call from outside of the United States, participants may dial (412) 317-5415. When instructed, please ask the operator to be joined to the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 10108769. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. manufactures and provides patented mobile proppant management systems that unload, store and deliver proppant at oil and natural gas well sites. These patented systems are deployed in many of the most active oil and natural gas basins in the United States, including the Permian Basin, the Eagle Ford Shale and the SCOOP/STACK formation. The Company’s common stock is traded on the New York Stock Exchange under the symbol “SOI.” Additional information is available on the Company’s website, www.solarisoilfield.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenue
Proppant system rental	$8,401	$2,504
Proppant system services	1,923	640
Total revenue	10,324	3,144
Operating costs and expenses
Cost of proppant system rental (excluding $1,029 and $760 of depreciation and amortization for the three months ended March 31, 2017 and 2016, respectively, shown separately)	350	337
Cost of proppant system services (excluding $63 and $34 of depreciation and amortization for the three months ended March 31, 2017 and 2016, respectively, shown separately)	2,074	765
Depreciation and amortization	1,164	869
Salaries, benefits and payroll taxes	1,008	747
Selling, general and administrative (excluding $72 and $75 of depreciation and amortization for the three months ended March 31, 2017 and 2016, respectively, shown separately)	877	552
Total operating cost and expenses	5,473	3,270
Operating income (loss)	4,851	(126)
Interest expense	(22)	(8)
Other income (expense)	(25)	12
Total other income (expense)	(47)	4
Income (loss) before income tax expense	4,804	(122)
Income tax expense	22	5
Net income (loss)	$4,782	$(127)

SOLARIS OILFIELD INFRASTRUCTURE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash	$1,778	$3,568
Accounts receivable, net	5,521	4,510
Prepaid expenses and other current assets	2,913	403
Inventories	1,816	1,365
Total current assets	12,028	9,846
Property, plant and equipment, net	60,957	54,350
Goodwill	13,004	13,004
Intangible assets, net	42	36
Other assets	1,057	—
Total assets	$87,088	$77,236
Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$2,163	$705
Accrued liabilities	2,551	2,144
Current portion of capital lease obligations	26	26
Current portion of notes payable	212	169
Current portion of senior secured credit facility	125	31
Total current liabilities	5,077	3,075
Capital lease obligations, net of current portion	206	213
Notes payable, net of current portion	354	282
Senior secured credit facility, net of current portion	2,239	2,320
Total liabilities	7,876	5,890
Commitments and contingencies (Note 11)
Members’ equity
Members’ equity	72,351	69,267
Accumulated earnings	6,861	2,079
Total members’ equity	79,212	71,346
Total liabilities and members’ equity	$87,088	$77,236

SOLARIS OILFIELD INFRASTRUCTURE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$4,782	$(127)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,164	869
Loss on disposal of asset	25	—
Unit-based compensation	32	36
Amortization of debt issuance costs	12	—
Changes in assets and liabilities:
Accounts receivable	(1,011)	(519)
Prepaid expenses and other assets	(3,567)	252
Inventories	(451)	86
Accounts payable	1,458	(463)
Accrued liabilities	397	(1,333)
Net cash provided by (used in) operating activities	2,841	(1,199)
Cash flows from investing activities:
Investment in property, plant and equipment	(7,618)	(2,318)
Proceeds from disposal of asset	8	—
Investment in intangible assets	(6)	—
Net cash used in investing activities	(7,616)	(2,318)
Cash flows from financing activities:
Payments under capital leases	(7)	(6)
Payments under notes payable	(60)	(15)
Proceeds from pay down of promissory note related to membership units	3,052	—
Net cash provided by (used in) financing activities	2,985	(21)
Net decrease in cash	(1,790)	(3,538)
Cash at beginning of period	3,568	6,923
Cash at end of period	$1,778	$3,385
Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	156	167
Financing:
Notes payable issued for property, plant and equipment	186	—
Accrued interest from notes receivable issued for membership units	57	70
Cash paid for:
Interest	34	8

SOLARIS OILFIELD INFRASTRUCTURE, LLC AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFROMATION — ADJUSTED EBITDA

(In thousands)

(Unaudited)

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income (loss), plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) unit-based compensation expense and (ii) certain non-cash charges and unusual or non-recurring charges.

We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three months ended
	March 31,
	2017	2016	Change
	(in thousands)
Net income (loss)	$4,782	$(127)	$4,909
Depreciation and amortization	1,164	869	295
Interest expense, net	22	8	14
Income taxes (1)	22	5	17
EBITDA	$5,990	$755	$5,235
Non-recurring organizational costs (2)	90	—	90
Unit-based compensation expense (3)	32	36	(4)
Adjusted EBITDA	$6,112	$791	$5,321

(1)   Income taxes include add-back for franchise tax.

(2)   Certain non-recurring organizational costs associated with Solaris’ IPO which are not considered to be offering costs.

(3)   Represents non-cash compensation costs related to employee options.

Contacts:

Kyle Ramachandran
Chief Financial Officer
(281) 501-3070
IR@solarisoilfield.com